                                                                  EXHIBIT (a)(9)


To:  PFSweb employees who are eligible option holders
From : Mark C. Layton / Chairman, CEO and Sr. Partner of PFSweb, Inc.
Date: May 21, 2001

Dear Team:

         To assist you in determining whether you wish to participate in the Offer to Exchange dated April 30, 2001, we are attaching certain summary financial information concerning PFSweb, Inc. You should consider the information contained in the Offer to Exchange, as well as the summary financial information attached to this letter which supplements Section 16 (Additional Information) of the Offer to Exchange, in deciding to participate in, or to withdraw your participation in, our option exchange program. You should also consider our other publicly available disclosure documents filed with the SEC and incorporated in the Offer to Exchange in making your decision.

         Please note that Section 17 (Miscellaneous) of the Offer to Exchange is modified to state that the safe harbor for forward looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with the Offer to Exchange.

         Please remember that the deadline for electing to participate in, and for withdrawing your previous election to participate in, the Offer to Exchange is 5:00 p.m. Central time on May 29, 2001 (unless extended by us in accordance with the Offer to Exchange).

         If you have any questions, please call Harvey Achatz in Plano at 888-330-5504 x 2130.




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                         Summary Financial Information

The following table presents summary financial data for PFSweb. The data presented in this table has been derived from the Company's Form 10-K for the year ended March 31, 2000 and the Company's Form 10-Q for the nine months ended December 31, 2000.

                                                                 As of                    As of
                                                             March 31, 2000         December 31, 2000
                                                             --------------         -----------------
                                                               (in thousands, except per share data)
Balance Sheet Data:
Current assets                                                   $ 38,322                $ 36,394
Noncurrent assets                                                  22,083                  21,299
Current liabilities                                                10,348                  15,111
Noncurrent liabilities                                              2,407                   3,572
Shareholders' equity                                               47,650                  39,010
Book value per share                                             $   2.67                $   2.18



                                                 Fiscal Years Ended     Unaudited Nine Months
                                                      March 31,           Ended December 31,
                                                 -------------------    ----------------------
                                                   1999       2000        1999         2000
                                                 --------    -------    ---------    ---------
                                                     (in thousands, except per share data)
Statement of Operations Data:
  Revenues:
     Product revenue.........................    $ 93,702    $55,778     $55,778      $    --
     Service fee revenue.....................       7,547     30,829      17,872       38,817
                                                 --------    -------     -------      -------
          Total revenues.....................     101,249     86,607      73,650       38,817
                                                 --------    -------     -------      -------
  Gross profit...............................       7,591     10,493       6,341       11,436
  Income (loss) from operations..............         880     (7,271)     (6,123)      (9,408)
  Net income (loss)..........................    $    292    $(5,939)    $(5,550)     $(8,564)
                                                 ========    =======     =======      =======
  Per Share Data:
  Net income (loss) per share:
     Basic and diluted.......................    $   0.02    $ (0.38)    $ (0.38)     $ (0.48)
                                                 ========    =======     =======      =======
  Weighted average number of shares
    outstanding:
     Basic and diluted.......................      14,305     15,479      14,687       17,870